Exhibit (a)(5)(C)

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(855) 305-0857
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. LAUNCHES CAMPAIGN WEBSITE IN CONNECTION WITH EFFORT TO UNLOCK IMMEDIATE VALUE AT GENCO SHIPPING & TRADING

Visit www.CashforGenco.com for Details on Genco Board and Management’s Pattern of Entrenchment and Extensive Governance Failures at the Expense of Shareholders

Provides Information Regarding Diana’s Highly Qualified Independent Nominees and Materials Related to Diana’s Proxy Campaign

Diana Urges Genco Shareholders to Vote the GOLD Universal Proxy Card “FOR” Diana’s Six Independent Director Nominees at the 2026 Annual Meeting

Athens, Greece – May 12, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that owns approximately 14.7% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today announced the launch of www.CashforGenco.com, a campaign website providing Genco shareholders with information and resources related to Diana’s effort to elect six highly qualified independent director candidates to Genco’s Board of Directors (the “Genco Board”) at the Company’s 2026 Annual Meeting of Shareholders on June 18, 2026.

The website details Diana’s case for change at Genco, including the Genco Board’s six-month refusal to engage on Diana’s fully financed, all-cash proposal to acquire Genco at $23.50 per share — a 31% premium to Genco’s undisturbed share price and 1.0x its NAV — and its extensive record of entrenchment and governance failures that Diana believes reflects a board consumed with protecting its own roles and compensation at shareholders’ expense. It also provides detailed information on Diana’s six independent director nominees, each of whom brings deep and complementary experience across drybulk shipping, finance, M&A and corporate governance, and none of whom are affiliated with Diana.

On www.CashforGenco.com, shareholders can find instructions for how to vote for independent directors committed to ensuring the Genco Board fulfills its fiduciary obligation to evaluate all value-maximizing alternatives on the merits, including Diana’s $23.50 per share all-cash offer, tender offer, and any other strategic alternative that may emerge. It also contains instructions for how to tender shares pursuant to Diana’s tender offer at $23.50 per share in cash.

Diana urges all Genco shareholders to vote the GOLD universal proxy card “FOR” each of Diana’s six independent nominees — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou and Quentin Soanes — and “WITHHOLD” on Genco’s nominees as soon as possible.

Diana encourages all shareholders to review the information regarding their highly qualified nominees and other materials related to its proxy campaign at www.CashforGenco.com.

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,413,151, representing approximately 14.7% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly-owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 2, 2026, unless extended.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco’s outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco’s shareholder rights plan; (iv) the Genco Board’s approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $23.50 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $23.50 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC’s website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.